UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.      )

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Annaly Capital Management, Inc.

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COMMENCING ON MAY 6, 2025, ANNALY CAPITAL MANAGEMENT, INC. SENT THE BELOW COMMUNICATIONS TO CERTAIN STOCKHOLDERS.

ANNALY’S 2025 PROXY STATEMENT

KEY HIGHLIGHTS

Proven Industry Leader Across Residential Mortgage Finance

Annaly has continued to enhance our position as a leader in the residential housing finance market. Since the beginning of 2024, we have achieved a number of strategic milestones, which included:

▪	June 2024 – Hosted a panel discussion with Fannie Mae and Freddie Mac on the GSEs’ support of American homeownership and sustainability initiatives

▪	October 2024 – Announced a partnership with Rocket Mortgage to service and handle recapture activities for a portion of our MSR portfolio

▪	November 2024 – Hosted an Investor Day to provide our investors an update on our dedicated housing finance strategy

▪	December 2024 – Remained the largest non-bank issuer of Prime Jumbo and Expanded Credit MBS in 2024[1]

▪	December 2024 – Grew to the third largest purchaser of bulk MSR in 2024[2]

▪	January 2025 – Enhanced our senior leadership with the promotion of Mike Fania to Co-Chief Investment Officer

▪	February 2025 – Received a 2024 SHARP award from Freddie Mac for excellence in mortgage servicing

Stockholder Engagement on Executive Compensation

Following the 2024 advisory resolution on executive compensation (commonly known as a “Say-on-Pay” vote), we expanded and deepened our already robust engagement efforts to gather our stockholders’ feedback on our executive compensation program and practices, including our annual incentive framework, the structure and scoring methodology of our corporate scorecard, the selection of performance metrics and the goal-setting process, and the overall pay mix and pay levels. We contacted 100% of our top 100 institutional investors, representing over 90% of institutional shares outstanding (or nearly 60% of total shares outstanding) and engaged with stockholders representing approximately 60% of institutional shares outstanding (or 38% of total shares outstanding). Our Management Development and Compensation (“MDC”) Committee Chair participated in meetings with stockholders representing approximately 42% of institutional shares outstanding (or 26% of total shares outstanding).

Through our engagement efforts, we received feedback on the structure, metrics, complexity and application of our corporate scorecard, along with overall pay mix and pay levels. In response to this feedback, the MDC Committee determined to implement certain responsive changes on an immediate basis for 2024, and committed to making additional enhancements to our executive compensation program for 2025.

Executive Compensation Enhancements for 2024

As a result of our expansive stockholder engagement efforts, the MDC Committee adopted a number of responsive changes to our executive compensation program for 2024, including:

▪	Streamlined the scoring methodology and removed the scaling feature used to calculate the overall score for the scorecard

▪	Replaced an important, but competitively sensitive, Market Risk metric (Daily Liquid Box) with a new Market Risk metric (Total Assets Available for Financing as a Percentage of Equity) based on financial information we disclose on a quarterly basis

▪	Bolstered the transparency of the Operational Risk metric by tying its achievement to specific key risk indicators

1 Issuer ranking data from Inside Nonconforming Markets for 2023 — 2024 (January 10, 2025 issue). Used with permission.

2 MSR assets include unsettled MSR commitments of $385mm. MSR commitments represent the market value of deals where Annaly has executed a letter of intent. There can be no assurance whether these deals will close or when they will close.

▪	Increased the difficulty required to receive a payout under the corporate scorecard and reduced the payout percentage for achieving the minimum performance threshold from 80% to 50% of target, as well as increased the likelihood of receiving a 0% payout by removing the scorecard’s scaling feature

▪	Declined to raise named executive officer (“NEO”) pay targets from their 2023 levels

Additional Executive Compensation Enhancements for 2025

The MDC Committee simultaneously committed to a broader redesign of our executive compensation program for 2025, with changes including:

▪	Removed the Absolute Tangible Economic Return modifier and instead incorporated Absolute Tangible Economic Return directly into the scorecard as a new metric

▪	Removed the Operational Risk metric from the scorecard, resulting in a fully quantitative and objective scorecard, and instead Operational Risk achievements considered as part of an NEO’s individual assessment

▪	Bifurcated the annual cash incentive and equity incentive determinations to reduce both an NEO’s maximum incentive opportunity and their actual payout in strong performance years, as equity incentives will be capped at target

▪	Increased the amount of total compensation received in the form of equity, such that the CEO will now receive 55% of his total compensation (including base salary and cash and equity incentives) in the form of equity (up from 50%) and the other NEOs will receive 50% of their total compensation in the form of equity (up from an average of 44%)

▪	Increased the percentage of performance stock units received by NEOs to 60% of their target equity (up from 50%)

▪	Declined to raise NEO pay targets for a second consecutive year

▪	Rebalanced the scorecard metrics such that they are comprised of 60% absolute performance metrics (up from 50%) and 40% relative performance metrics (down from 50%)

Delivering for Our Stockholders

The Company continued to allocate capital across the residential housing finance market in 2024, generating strong earnings and enhancing our position as the largest dedicated housing finance REIT through a number of operating achievements, including:

▪	Total economic return of 11.9%

▪	Executing a record 21 whole loan securitizations totaling $11.0 billion

▪	Ended 2024 with $6.9 billion of assets available for financing, including cash and unencumbered Agency MBS of $3.9 billion

▪	Raised $1.6 billion of accretive common equity through the Company’s at-the-market sales program[3]

▪	Maintained operating expenses of 1.44%, below the mREIT peer average of 6.55%

Board Refreshment

Our Board of Directors (the “Board”) maintains a Director refreshment policy requiring that Independent Directors not stand for re-election following the earlier of their 15th anniversary on the Board or their 73rd birthday. In accordance with this refreshment policy, three of our Directors – Michael Haylon, Francine J. Bovich and John H. Schaefer – will conclude their service on the Board following the Annual Meeting. Collectively, these three Directors have diligently represented our stockholders for close to 40 years and the Company and the Board are grateful for their many years of dedicated service.

Advisory Stockholder Proposal to Adopt the Right to Act by Written Consent

A stockholder proponent has submitted an advisory proposal requesting that the Board take steps to adopt the right for stockholders to act by written consent. The Company is dedicated to strong and effective corporate

3 Net of sales agent commissions and excluding other offering expenses.

governance practices and the Company’s bylaws provide stockholders with the meaningful ability to call and act at a special meeting to address issues that arise outside of the annual meeting cycle. Our Board amended our bylaws in 2022 to reduce the ownership threshold for stockholders to call a special meeting to 25% of shares outstanding after conducting extensive stockholder engagement on the subject, which revealed that many of the Company’s major investors favor special meeting rights over written consent rights.

Compared to special meetings, the written consent process is less transparent, less informed and less equitable and could disenfranchise many stockholders by allowing a subset of stockholders to approve critical actions on their own, without notice to the other stockholders or the Company and without the benefit of enabling all stockholders to participate. Additionally, the written consent process could result in confusion and disruption, as different stockholder groups would be able to solicit multiple written consents simultaneously. The Board believes that the Company’s current governance framework, including the special meeting right, provides our stockholders with many options to meaningfully engage with the Company and management year-round.

Based on these considerations, stockholder feedback and market practice, and after careful consideration, the Board recommends that you vote against this proposal.

Virtual Shareholder Meeting

Annaly will hold our 2025 Annual Meeting of Stockholders via an online (virtual) format on May 14, 2024 at 9:00 am EST. The Company has successfully conducted virtual stockholder meetings since 2018 and we design our meetings to provide the same rights to participate as you would have at in-person meeting, including providing opportunities to vote and ask questions.

Annaly’s Board of Directors unanimously recommends that you vote FOR each of the Director nominees (Proposal 1), FOR the advisory approval of the Company’s executive compensation (Proposal 2), FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors (Proposal 3) and AGAINST the advisory stockholder proposal to adopt the right to act by written consent (Proposal 4).

The Company is pleased that the proxy advisory firms ISS and Glass Lewis have recommended that Annaly stockholders vote FOR all Company proposals (including the Say-on-Pay vote).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This definitive additional proxy materials contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financing; changes in the market value of the Company’s assets; changes in business conditions and the general economy; the Company’s ability to grow our residential credit business; the Company’s ability to grow our mortgage servicing rights business; credit risks related to the Company’s investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets; risks related to investments in mortgage servicing rights; the Company’s ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting the Company’s business; the Company’s ability to maintain our qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain our exemption from registration under the Investment Company Act of 1940; operational risks or risk management failures by us or critical third parties, including cybersecurity incidents. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.